Exhibit 99.1

AÉROPOSTALE PROVIDES BUSINESS UPDATE

New York, New York - August 8, 2013 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today announced updated expectations for the second quarter.

For the second quarter of fiscal 2013, net sales decreased 6% to $454.0 million, from $485.3 million in the year ago period. Comparable sales, including the e-commerce channel, for the second quarter decreased by 15%, compared to the corresponding 13-week period ended August 4, 2012.

Based on lower than expected sales and margins for the quarter, the Company now expects its second quarter loss to be in the range of approximately $0.42 to $0.44 per diluted share, which includes charges totaling approximately $0.19 per diluted share that were not previously reflected in the Company's original second quarter guidance. More specifically, our updated expectations, compared to our previously issued guidance, reflect:

•	an $8.9 million, or $0.11 per diluted share, lower than expected income tax benefit due to a change in the estimated effective tax rate to 25% from 45% resulting from lower taxable income;

•	an after-tax charge of approximately $4.4 million, or $0.06 per diluted share, resulting from store asset impairment charges; and

•	an after-tax charge of approximately $1.4 million, or $0.02 per diluted share, as a result of the accounting effect related to retirement features of our stock based compensation plan.

Thomas P. Johnson, Chief Executive Officer, commented, “During the second quarter, we continued to experience the challenging trends we faced in the first quarter. Our performance was driven by an increase in promotional activity as we navigated through balancing our assortment, weak traffic trends and a challenging retail environment, particularly during the July selling period. As we reposition the Aéropostale brand, we believe our current merchandise assortment is more fashionable and relevant. Our entire organization is focused intently on accelerating customer adoption and regaining market share.”

The Company expects to announce second quarter earnings and an update on back-to-school trends on Thursday, August 22, 2013 at 4:15 PM (EDT).

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 898 Aéropostale® stores in 50 states and Puerto Rico, 79 Aéropostale stores in Canada and 142 P.S. from Aéropostale® stores in 32 states and Puerto Rico. In addition, pursuant to various licensing agreements, our licensees currently operate 55 Aéropostale® and P.S. from Aéropostale® locations in the Middle East, Asia, Europe, and Latin America. On November 13, 2012, Aéropostale, Inc. acquired substantially all of the assets of online women's fashion footwear and apparel retailer GoJane.com, Inc. Based in Ontario, California, GoJane.com focuses primarily on fashion footwear, with a select offering of contemporary apparel and other accessories.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY

DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.